Exhibit 99.1

Press Release

Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2008 First Quarter Results

•                  Net sales rose, led by increases in the Performance Specialties and Crop Protection segments

•                  Crop Protection revenues increased 10%, primarily from growth in European markets

•                  SGA&R was $15 million or 13% lower than the first quarter of 2007

•                  Loss per share from continuing operations of $0.09 vs. $0.08 for first quarter 2007 (GAAP basis) and earnings per share of $0.10 vs. $0.06 per share for first quarter 2007 (managed basis)

MIDDLEBURY, CT – May 1, 2008 – Chemtura Corporation (NYSE: CEM; the “Company”) reports a net loss of $21 million, or $0.09 per share, for the first quarter of 2008 and net earnings on a managed basis of $23 million, or $0.10 per share.

The discussion below includes information on both a GAAP and managed basis.  The Company refers to its non-GAAP financial information as the ‘managed basis’ presentation, as this more accurately reflects the purpose of the disclosure. The Company has presented the managed basis financial information because management uses managed basis information internally to evaluate and manage the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of the GAAP and managed basis financial information has been provided in the supplemental schedules included in this release.

The following is a summary of the first quarter results on a GAAP basis:

	First quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$909	$889	2%
Operating (loss) profit	$(6)	$11	(155)%
Loss from continuing operations	$(21)	$(20)	(5)%
Loss per share from continuing operations	$(0.09)	$(0.08)	(13)%
Earnings per share from discontinued operations	$—	$0.02	NM
Per share gain on sale of discontinued operations	$—	$0.01	NM
Net loss per share	$(0.09)	$(0.05)	(80)%

NM = Not Meaningful

The following is a summary of first quarter results on a managed basis:

	First quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$909	$889	2%
Operating profit	$41	$43	(5)%
Earnings from continuing operations	$23	$15	53%
Earnings per share from continuing operations	$0.10	$0.06	67%
Earnings per share from discontinued operations	$—	$0.02	NM
Net earnings per share	$0.10	$0.08	25%

NM = Not Meaningful

“Our focus in the first quarter has been on execution.  Performance was in line with our expectations and we delivered on cost reduction.  We did a better job in managing the continuing inflation in raw material costs and we completed a number of our portfolio realignment projects”, said Robert L. Wood, chairman and CEO.

“We saw the benefit of the diversity in our portfolio this quarter.  Our Crop Protection business delivered a very strong quarter with operating income up 50% on 10% growth in sales revenues.  This offset a flat year-on-year performance from our Performance Specialties business due to the timing of the recovery of raw material cost increases and higher manufacturing costs.  Consumer Products was able to increase profitability despite sales 8% lower than last year.  Operating profit for Polymer Additives was slightly down from last year but up 20% from the fourth quarter of 2007.

“With our cost reduction actions taking hold, SGA&R was $15 million or 13% lower than in the first quarter of 2007 at 11% of sales compared to 13% a year ago.  Gross profit margins at 20%, down from 23% a year ago, reflect dramatic impact of raw material increases over the last year.  While we have not yet recovered the ground lost last year, our businesses did a great job in recovering the raw material cost increases in the last quarter.

“The first quarter saw a flurry of activity related to our portfolio realignment.  We completed the divestiture of our oleochemicals business, reducing our exposure to the volatility in the cost of natural oils and fats, and closed the sale of our fluorine business.  We acquired our partners’ interests in our Baxenden urethanes chemicals joint venture and our antimony joint venture.  Yesterday, we announced an agreement with Baerlocher for the manufacture of certain heat stabilizer products used in PVC applications.  The oleochemicals, antimony and heat stabilizer actions all form part of our continuing efforts to improve the positioning and performance of our Polymer Additives business segment.  The Baxenden purchase will permit us to integrate our global urethane chemicals activities and leverage our opportunities for growth.

“The second quarter is historically our strongest quarter of the year and a quarter in which we expect to demonstrate earnings growth despite the uncertainties of the global economy.  Our businesses remain focused on tightly managing the impacts of raw material cost increases and improving manufacturing operations.”

First Quarter 2008 Business Segment Highlights

•                  Polymer Additives revenues decreased $2 million compared with the first quarter of 2007.  The divestiture of the oleochemicals and organic peroxides businesses reduced revenues by $9 million and $5 million, respectively.  Additionally, sales volume decreased by $12 million, primarily related to reduced sales of plastic antioxidants.  These reductions were partially offset by favorable foreign currency translation of $12 million and higher selling prices of $12 million.  Operating profit on a managed basis declined 4% or $1 million compared with the first quarter of 2007, primarily due to the net impact of raw material and energy cost increases, which were partially offset by the benefit of higher selling prices and improved product mix.  On a GAAP basis, operating profit declined 68% or $17 million and included the impact of $14 million of accelerated depreciation of property, plant and equipment and $2 million of accelerated recognition of asset retirement obligations.

•                  Performance Specialties revenues increased 21% or $44 million compared with the first quarter of 2007 but operating profit on a managed basis was unchanged from the first quarter of 2007.  The revenue increase was primarily due to the acquisition of Kaufman of $20 million, increased sales volumes of $16 million, higher selling prices of $4 million and favorable foreign currency translation of $4 million.  Operating profit benefited from the Kaufman acquisition, higher selling prices and improved product mix.  However, these benefits were offset by increased raw material and energy costs, manufacturing and freight cost variances and the impact of the stronger Canadian dollar.  On a GAAP basis, operating profit decreased 4% or $1 million and included a $1 million impact from the accelerated depreciation of property, plant and equipment.

•                  Consumer Products revenues declined 8% or $9 million compared with the first quarter of 2007.  The decline in sales is due to lower seasonal demand from the U.S. mass market channel for recreational and household products, and lower international demand than the first quarter of 2007. These impacts were partially offset by higher selling prices and the benefit of favorable foreign exchange translation.  Operating profit rose 150% or $3 million primarily due to the net benefit of favorable manufacturing efficiencies.

•                  Crop Protection revenues increased 10% or $8 million compared with the first quarter of 2007.  The increase in sales was primarily from European markets.  Operating income rose 50% or $7 million in the first quarter as compared with the same quarter of 2007 largely from improvements in product mix, volume, reductions in selling, general and administrative, and research and development expenses (“SGA&R”) and favorable foreign currency translation.

•                  Corporate expense for the quarter was $32 million, which included $10 million of amortization expense related to intangibles and $7 million relating to the correction of accounting treatment for an assumed lease that was not identified at the time of the merger.  Corporate expense in the first quarter of 2007 was $23 million, which included $9 million of amortization expense related to intangibles.

First Quarter 2008 Significant Transactions and Events

•                  On January 31, 2008, the Company completed the sale of its fluorine chemical business located at the Company’s El Dorado, Arkansas facility.  The fluorine chemical business had revenue of approximately $49 million in 2007.  The fluorine chemical business is reported as a discontinued operation in the accompanying consolidated financial statements.

•                  On February 29, 2008, the Company completed the sale of its oleochemicals business.  The oleochemicals business had revenue of approximately $175 million in 2007.  Proceeds from the transaction were used to reduce debt.

•                  On February 29, 2008, Chemtura acquired the remaining stock of Baxenden Chemicals Limited Plc. Increasing our ownership to 100%.  Chemtura previously held 53.5% of Baxenden’s stock.

•                  On March 12, 2008, the Company purchased the remaining 50% interest in GLCC Laurel, LLC.

•                  On April 30, 2008, the Company announced it had entered into an agreement with Baerlocher for the manufacture of certain heat stabilizers used in PVC.

•                  As of March 31, 2008 the Company employed 5,049 people compared to 5,144 as of December 31, 2007.  The reduction reflects the net effect of the divestitures of the oleochemicals and fluorine businesses and the benefit of restructuring actions offset by the addition of 284 employees as a result of the acquisitions of Baxenden and GLCC Laurel.

First Quarter Results - GAAP

•                  Revenue for the quarter was $909 million, or 2% above first quarter 2007 revenue of $889 million.  The increase in revenue was attributable to $24 million from favorable foreign exchange translation, $19 million from higher selling prices and $20 million from the Kaufman acquisition.  The increase was partially offset by $36 million from the impact of the divestitures of the oleochemicals business, organic peroxides business and Celogen ® foaming agents product line and $7 million impact from product mix.

•                  Gross profit decreased $18 million compared with the same period of 2007.  The decrease in gross profit resulted from $31 million in higher raw material and energy costs, $7 million relating to the correction of accounting treatment for an assumed lease that was not addressed at the time of the merger and other cost increases of $4 million, offset by $19 million from higher selling prices, $4 million contribution from the Kaufman acquisition and $1 million benefit from favorable manufacturing efficiencies.

•                  Operating profit decreased $17 million in the first quarter of 2008 as compared with the same quarter last year.  The decrease in operating profit resulted from a $18 million decrease in gross profit discussed above, $23 million from the loss on sale of the oleochemicals business and $6 million increase in depreciation and amortization primarily due to accelerated depreciation of property, plant and equipment, offset by a $15 million decrease in SGA&R, $12 million decrease in antitrust costs and a $3 million decrease in facility closures, severance and related costs.

•                  Other income, net, of $14 million for the quarter primarily reflects non-recurring foreign exchange gains resulting from the over-hedging of two inter-company loans.

•                  The loss from continuing operations for the first quarter of 2008 was $21 million, or $0.09 per share, compared with a loss of $20 million, or $0.08 per share, for the first quarter of 2007.  The increase in the loss primarily reflects the $17 million decrease in operating profit discussed above, partially offset by a $12 million increase in other income, net, $3 million decrease in interest expense and $1 million decrease in income tax expense.

•                  Earnings from discontinued operations were not material for the first quarter of 2008 and reflect that the fluorine business was sold on January 31, 2008 and only provided one month of contribution in the quarter.  Earnings from discontinued operations for the first quarter of 2007 were $5 million (net of $2 million of tax) and reflecting the contribution from the EPDM, fluorine and optical monomers businesses that have been subsequently sold.

•                  In the first quarter of 2007, the gain on sale of discontinued operations of $2 million (net of $1 million of tax) represents the final contingent earn-out proceeds related to the sale of the OrganoSilicones business in 2003.

First Quarter Managed Basis Results

•                  On a managed basis, first quarter 2008 gross profit was $186 million, or 20% of net sales, as compared with first quarter 2007 managed basis gross profit of $205 million, or 23% of net sales.

•                  On a managed basis, first quarter 2008 operating profit was $41 million, or 5% of net sales, as compared with first quarter 2007 managed basis operating profit of $43 million, or 5% of net sales.

•                  Earnings from continuing operations before income taxes on a managed basis in 2008 and 2007 exclude pre-tax charges of $47 million and $32 million, respectively, primarily related to accelerated depreciation of property, plant and equipment, loss on sale of businesses, antitrust costs, facility closures, severance and related costs and accelerated recognition of asset retirement obligations.  The amounts associated with these charges are detailed on page 14 of this release.

•                  Chemtura’s managed basis tax rate of 35% represents the expected effective tax rate for the Company’s core operations.  The Company has chosen to apply this rate to pre-tax income on a managed basis to better reflect underlying operating performance.

•                  Earnings from discontinued operations on a managed basis principally reflect the contribution of the EPDM, optical monomers and fluorine businesses of $5 million for the quarter ended March 31, 2007.

Cash Flows - GAAP

•                  Net cash provided by operations in the first quarter of 2008 was $16 million as compared with net cash used in operations of $31 million in 2007.  The change is primarily due to an increase in securitized receivables during the three months ended March 31, 2008 as compared to the three months ended March 31, 2007.

•                  The Company’s accounts receivable securitization programs totaled $337 million as of March 31, 2008, $239 million as of December 31, 2007 and $328 million as of March 31, 2007.

•                  At March 31, 2008, the Company’s inventory balance of $707 million was increased by the foreign currency translation impact of the weakening in the U.S. dollar.  At the same exchange rates that applied as of December 31, 2007, the value of inventories as of March 31, 2008 would have been $695 million.

•                  Capital expenditures for the first quarter of 2008 were $23 million compared with $20 million in 2007.  The Company currently anticipates capital expenditures to be $165 million in 2008, which includes $25 million related to the consolidation of its legacy ERP systems onto a single instance of SAP.

•                  The Company’s total debt as of March 31, 2008 was $1,092 million as compared with $1,063 million as of December 31, 2007.  Cash and cash equivalents were $115 million as of March 31, 2008 compared to $77 million as of December 31, 2007.

###

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, and the accelerated recognition of asset retirement obligations. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35% beginning with the third quarter of 2007 represents the expected effective tax rate for the Company’s core operations. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  General economic conditions;

•                  Significant international operations and interests;

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•                  The ability to retain sales volumes in the event of increasing selling prices;

•                  The ability to absorb fixed cost overhead in the event of lower volumes;

•                  Pension and other post-retirement benefit plan assumptions;

•                  The ability to successfully complete the restructuring and turnaround of our Polymer Additives segment;

•                  The ability to obtain growth from demand for flame retardant, petroleum additive and lubricant, agricultural and pool and spa product applications;

•                  The ability to obtain the synergies anticipated from the integration of the Kaufman business and gain sales from new refrigeration lubricant applications;

•                  The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as, local and regional economic conditions;

•                  The ability to sell methyl bromide due to regulatory restrictions;

•                  Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;

•                  Changes in the availability and/or quality of our energy and raw materials;

•                  The ability to collect our outstanding receivables;

•                  Changes in interest rates and foreign currency exchange rates;

•                  Changes in technology, market demand and customer requirements;

•                  The enactment of more stringent domestic and international environmental laws and regulations;

•                  The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•                  The ability to successfully complete the execution of our portfolio transformation plan;

•                  The ability to reduce our indebtedness levels;

•                  The ability to recover our deferred tax assets;

•                  The ability to successfully complete the Company’s new SAP platform initiative;

•                  The ability to support the goodwill in our business segments;

•                  The ability to remain compliant with our debt covenants or obtain necessary waivers; and

•                  Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information.  The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$909	$889

Cost of goods sold	725	687
Selling, general and administrative	85	98
Depreciation and amortization	69	63
Research and development	14	16
Facility closures, severance and related costs	—	3
Antitrust costs	—	12
Loss on sale of business	23	—
Equity income	(1)	(1)

Operating (loss) profit	(6)	11
Interest expense	20	23
Other income, net	(14)	(2)

Loss from continuing operations before income taxes	(12)	(10)
Income tax expense	9	10

Loss from continuing operations	(21)	(20)
Earnings from discontinued operations	—	5
Gain on sale of discontinued operations	—	2

Net loss	$(21)	$(13)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(0.09)	$(0.08)
Earnings from discontinued operations	—	0.02
Gain on sale of discontinued operations	—	0.01
Net loss	$(0.09)	$(0.05)

Weighted average shares outstanding - basic and diluted	242.1	241.1

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$115	$77
Accounts receivable	374	389
Inventories	707	676
Other current assets	251	239
Total current assets	1,447	1,381

NON-CURRENT ASSETS
Property, plant and equipment, net	975	1,032
Goodwill	1,320	1,309
Intangible assets, net	571	585
Other assets	120	109

	$4,433	$4,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$16	$5
Accounts payable	317	285
Accrued expenses	319	353
Income taxes payable	40	38
Total current liabilities	692	681

NON-CURRENT LIABILITIES
Long-term debt	1,076	1,058
Pension and post-retirement health care liabilities	359	361
Other liabilities	400	463

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,031	3,028
Accumulated deficit	(1,212)	(1,179)
Accumulated other comprehensive income	251	168
Treasury stock at cost	(167)	(167)
Total stockholders’ equity	1,906	1,853

	$4,433	$4,416

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended March 31,
Increase (decrease) to cash	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21)	$(13)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Loss on sale of business	23	—
Gain on sale of discontinued operations	—	(2)
Depreciation and amortization	69	65
Stock-based compensation expense	3	3
Equity income, net of cash distributions	(1)	(1)
Changes in assets and liabilities, net	(57)	(83)
Net cash provided by (used in) operations	16	(31)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	62	—
Payments for acquisitions, net of cash acquired	(26)	(160)
Capital expenditures	(23)	(20)
Net cash provided by (used in) investing activities	13	(180)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facility, net	50	240
Payments on long term borrowings	(31)	—
Proceeds from (payments on) short term borrowings	1	(22)
Dividends paid	(12)	(12)
Proceeds from exercise of stock options	—	2
Other financing activities	(1)	(1)
Net cash provided by financing activities	7	207

CASH
Effect of exchange rates on cash and cash equivalents	2	1

Change in cash and cash equivalents	38	(3)
Cash and cash equivalents at beginning of period	77	95

Cash and cash equivalents at end of period	$115	$92

CHEMTURA CORPORATION

Segment Net Sales and Operating (Loss) Profit (Unaudited)

(In millions)

	Three Months Ended March 31,
	2008	2007
NET SALES

Polymer Additives	$442	$444
Performance Specialties	255	211
Consumer Products	107	116
Crop Protection	89	81
Other	16	37
Total Net Sales	$909	$889

OPERATING (LOSS) PROFIT

Polymer Additives	$8	$25
Performance Specialties	26	27
Consumer Products	1	(2)
Crop Protection	21	14
Other	—	(1)
	56	63

General corporate expense, including amortization	(32)	(23)
Accelerated depreciation of property, plant and equipment	(7)	(14)
Facility closures, severance and related costs	—	(3)
Antitrust costs	—	(12)
Loss on sale of business	(23)	—
Total Operating (Loss) Profit	$(6)	$11

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Three Months Ended March 31, 2008 versus 2007

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Three Months Ended March 31,
	Net Sales	Pre-tax Earnings (Loss) from Continuing Operations

2007	$889	$(10)

2007 Accelerated recognition of asset retirement obligation	—	3
2007 Accelerated depreciation of property, plant and equipment	—	14
2007 Facility closures, severance and related costs	—	3
2007 Antitrust costs	—	12
	889	22

Higher selling prices	19	19
Unit volume and mix	(7)	(1)
Foreign currency impact	24	(3)
Acquisitions	20	4
Divestitures	(36)	1
Manufacturing variances	—	1
Higher raw materials/energy costs	—	(31)
Reductions in SGA&R, excluding foreign exchange impact	—	17
Lower A/R securitization fees	—	2
Foreign exchange gain	—	13
Lease accounting	—	(7)
Lower interest expense	—	3
Other	—	(5)
	909	35

2008 Accelerated recognition of asset retirement obligation	—	(2)
2008 Accelerated depreciation of property, plant and equipment	—	(22)
2008 Loss on sale of business	—	(23)

2008	$909	$(12)

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$909	$—	$909	$889	$—	$889

Cost of goods sold	725	(2)	723	687	(3)	684
Selling, general and administrative	85	—	85	98	—	98
Depreciation and amortization	69	(22)	47	63	(14)	49
Research and development	14	—	14	16	—	16
Facility closures, severance and related costs	—	—	—	3	(3)	—
Antitrust costs	—	—	—	12	(12)	—
Loss on sale of business	23	(23)	—	—	—	—
Equity income	(1)	—	(1)	(1)	—	(1)

Operating (loss) profit	(6)	47	41	11	32	43
Interest expense	20	—	20	23	—	23
Other income, net	(14)	—	(14)	(2)	—	(2)

(Loss) earnings from continuing operations before income taxes	(12)	47	35	(10)	32	22
Income tax expense (benefit)	9	3	12	10	(3)	7

(Loss) earnings from continuing operations	(21)	44	23	(20)	35	15
Earnings from discontinued operations	—	—	—	5	—	5
Gain on sale of discontinued operations	—	—	—	2	(2)	—

Net (loss) earnings	$(21)	$44	$23	$(13)	$33	$20

Diluted earnings from continuing operations			$0.10			$0.06
Diluted earnings from discontinued operations			—			0.02
Diluted net earnings			$0.10			$0.08

Diluted weighted average shares outstanding			242.1			242.2

Managed Basis Adjustments consist of the following:	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Accelerated recognition of asset retirement obligation	$2	$3
Accelerated depreciation of property, plant and equipment	22	14
Facility closures, severance and related costs	—	3
Antitrust costs	—	12
Loss on sale of business	23	—
Pre-Tax	47	32

Adjustment to apply a managed basis effective tax rate	3	(3)
After-Tax	44	35

Gain on sale of discontinued operations	—	(2)
Net Earnings	$44	$33

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating (Loss) Profit (Unaudited)

(In millions)

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$442	$—	$442	$444	$—	$444
Performance Specialties	255	—	255	211	—	211
Consumer Products	107	—	107	116	—	116
Crop Protection	89	—	89	81	—	81
Other	16	—	16	37	—	37
Total Net Sales	$909	$—	$909	$889	$—	$889

OPERATING PROFIT

Polymer Additives	$8	$16	$24	$25	$—	$25
Performance Specialties	26	1	27	27	—	27
Consumer Products	1	—	1	(2)	—	(2)
Crop Protection	21	—	21	14	—	14
Other	—	—	—	(1)	3	2
	56	17	73	63	3	66

General corporate expense, including amortization	(32)	—	(32)	(23)	—	(23)
Change in useful life of property, plant and equipment	(7)	7	—	(14)	14	—
Facility closures, severance and related cost	—	—	—	(3)	3	—
Antitrust costs	—	—	—	(12)	12	—
Loss on sale of business	(23)	23	—	—	—	—
Total Operating (Loss) Profit	$(6)	$47	$41	$11	$32	$43

DEPRECIATION AND AMORTIZATION

Polymer Additives	$38	$(14)	$24	$21	$—	$21
Performance Specialties	7	(1)	6	5	—	5
Consumer Products	3	—	3	6	—	6
Crop Protection	2	—	2	1	—	1
Other	—	—	—	1	—	1
General corporate expense, including amortization	19	(7)	12	29	(14)	15
Total Depreciation and Amortization	$69	$(22)	$47	$63	$(14)	$49

Managed Basis Adjustments consist of the following:	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Accelerated recognition of asset retirement obligation	$2	$3
Accelerated depreciation of property, plant and equipment	22	14
Facility closures, severance and related costs	—	3
Antitrust costs	—	12
Loss on sale of business	23	—
	$47	$32